LEGG MASON INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

Legg Mason Investment Trust, Inc., a Maryland Corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:              On February 7, 2008, the Board of Directors of Legg Mason Investment Trust, Inc. (“Board”), a Maryland Corporation (“Corporation”) organized on October 8, 1999, under authority contained in the Corporation’s Amended and Restated Articles of Incorporation, as amended and supplemented (“Charter”), and in accordance with Section 2-105(c) of the Maryland General Corporation Law, has:

(a)   increased the aggregate number of shares of capital stock that the Corporation has authority to issue from one billion five hundred million (1,500,000,000) to one billion six hundred million (1,600,000,000) shares; and

(b)   classified the one hundred million (100,000,000) newly authorized shares as shares of “Legg Mason Opportunity Trust, Institutional Class”, such shares to have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of Institutional Class shares of the Corporation, as set forth in Article SIXTH of the Charter or in any other provision of the Charter generally relating to stock of the Corporation.

The par value of shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share.  Immediately before the increase in the aggregate number of authorized shares and the classification and designation described herein, the aggregate par value of all of the authorized shares was one million five hundred thousand (1,500,000) dollars; as increased, the aggregate par value of all of the shares is one million six hundred thousand (1,600,000) dollars.

SECOND:         Immediately before filing these Articles Supplementary, the Corporation had authority to issue one billion five hundred million (1,500,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one million five hundred thousand (1,500,000) dollars.  These shares were classified as follows:

Designation	Number of Shares	Aggregate Par Value of Class
Legg Mason Opportunity Trust
Primary Class Shares	650,000,000	$650,000
Class R Shares	500,000,000	$500,000
Institutional Class Shares	100,000,000	$100,000
Financial Intermediary Class Shares	250,000,000	$250,000

THIRD:            Immediately after filing these Articles Supplementary, the Corporation shall have authority to issue one billion six hundred million (1,600,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one million six hundred thousand (1,600,000) dollars.  These shares are classified as follows:

Designation	Number of Shares	Aggregate Par Value of Class
Legg Mason Opportunity Trust
Primary Class Shares	650,000,000	$650,000
Class R Shares	500,000,000	$500,000
Institutional Class Shares	200,000,000	$200,000
Financial Intermediary Class Shares	250,000,000	$250,000

FOURTH:                      The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

FIFTH:                                        The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SIXTH:                                     The undersigned Vice President and Chief Legal Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Chief Legal Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and Chief Legal Officer and attested to by its Secretary on February 14, 2008.

ATTEST:		LEGG MASON INVESTMENT TRUST, INC.

By:	/s/ Richard M. Wachterman	By:	/s/ Gregory Merz
	Richard M. Wachterman		Gregory Merz
	Secretary		Vice President and Chief Legal Officer